Exhibit 5.1

     November 1, 2024

Enovix Corporation

3501 W. Warren Avenue

Fremont, California 94538

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the offering by Enovix Corporation, a Delaware corporation (the “Company”), of 10,416,667 shares of the Company’s common stock, $0.0001 par value per share, (and up to an additional 1,562,500 shares of the Company’s common stock, $0.0001 par value per share) (collectively, the “Shares”), pursuant to the Company’s Shelf Registration Statement on Form S-3, File No. 333-273858 (the “Registration Statement”) declared effective by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on August 18, 2023.

The offering and sale of the Shares are being made pursuant to the Underwriting Agreement (the “Underwriting Agreement”), dated as of October 30, 2024, by and between the Company and Cantor Fitzgerald & Co.

In connection with this opinion, we have examined and relied upon copies of the Underwriting Agreement, the Registration Statement, the base prospectus that forms a part thereof and the prospectus supplement thereto related to the offering of the Shares, which prospectus supplement is dated as of October 30, 2024 and was filed by the Company in accordance with Rule 424(b) promulgated under the Act. We have also examined instruments, documents and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies, and (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Arnold & Porter Kaye Scholer LLP 250 West 55th Street | New York, NY 10019-9710 | www.arnoldporter.com

November 1, 2024

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware. As to matters governed by the laws specified in the foregoing sentence, we have relied exclusively on the latest standard compilations thereof as reproduced in commonly accepted unofficial publications available to us.

On the basis of the foregoing, and in reliance thereon, but subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable .

This letter does not address any matters other than those expressly addressed herein. This letter speaks only as of the date hereof. We undertake no responsibility to update or supplement it after such date or to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur that could affect the opinions contained herein.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the offering of the Shares (the “Current Report”), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Current Report and the said incorporation by reference and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Arnold & Porter Kaye Scholer LLP

Arnold & Porter Kaye Scholer LLP